Date:	January 9, 2006

Media Contact:	William H. Galligan	Phone:	816/983-1551

william.h.galligan@kcsr.com

KCS Announces Fourth Quarter, Year-End 2005
Financial Results Meeting, Conference Call

Kansas City, MO, January 9, 2006. Kansas City Southern (KCS) (NYSE:KSU) will report financial results for fourth quarter and year-end 2005 on Thursday, February 2, 2006, before the opening of trading on the New York Stock Exchange.

KCS will also hold its fourth quarter and year-end 2005 earnings presentation on Thursday, February 2, 2006, at 1:00 p.m., Eastern. The presentation will take place at 270 Park Avenue, Conference Room 11-D, New York, New York. Shareholders and other interested parties who are not able to attend the presentation in person are invited to listen to the presentation via telephone. To listen, please call (800) 955-1795 (U.S. and Canada) or (706) 643-0096 (International). The conference I.D. is: 3564434.The accompanying slides to the presentation will be available on the KCS website, www.kcsi.com, on February 2, immediately prior to the presentation.

A replay of the presentation will be available by calling (800) 642-1687 (U.S. and Canada) or (706) 645-9291 (International) and entering the conference I.D: 3564434. The replay will be available until February 9, 2006.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding includes KCSR, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.

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